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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Braintech, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-64872 and 333-92253) on Form S-8 of Braintech, Inc. of our report dated February 7, 2005, except for note 18, which is as of March 10, 2005, with respect to the consolidated balance sheets of Braintech, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-KSB of Braintech, Inc. Our report dated February 7, 2005, except for note 18, which is as of March 10, 2005, contains an explanatory paragraph that states that the Company has incurred recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

March 29, 2005

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